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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the incorporation by reference in the Form S-8 registration statements of Digi International Inc. for its Stock Option Plan (File No. 33-32956, File No. 33-38898, File No. 333-99 and File No. 333-23857); for its
Employee Stock Purchase Plan (File No. 333-1821); and for its Non-Officer Stock Option Plan (File No. 33-57869) of our report dated December 15, 1999, on our audits of the consolidated financial statements of Digi International Inc. as of September 30, 1999 and 1998, and for the years ended September 30, 1999, 1998 and 1997, which report is included in or incorporated by reference in this Annual Report on Form 10-K.




                                                    PricewaterhouseCoopers LLP


Minneapolis, Minnesota
December 27, 1999